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                                                                    EXHIBIT 99.9
FIRST UNION REAL ESTATE INVESTMENTS
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AT THE COMPANY
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Jeanne E. Gibson
Director of Investor Relations
(216) 781-4030

FOR IMMEDIATE RELEASE

                  FIRST UNION REAL ESTATE INVESTMENTS ANNOUNCES
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          FIRST QUARTER RESULTS; CLOSES ON SALE OF APARTMENT PORTFOLIO;
          -------------------------------------------------------------
                             CLOSES RIGHTS OFFERING
                             ----------------------

CLEVELAND, OHIO, MAY 13, 1999 - FIRST UNION REAL ESTATE INVESTMENTS (NYSE:FUR) announced the operating results for the first quarter ended March 31, 1999.

Financial results for the three months ended March 31, 1999 are as follows:


                                                   THREE MONTHS ENDED             THREE MONTHS ENDED
(IN THOUSANDS EXCEPT PER SHARE)                      MARCH 31, 1999            MARCH 31, 1998 (RESTATED)

Revenues                                                $79,413                         $80,354
Loss from operations                                     (5,186)                         (3,579)
Capital gains                                               523                               -
Net loss                                                 (5,371)                         (4,454)

Funds from operations
     before preferred dividend                            2,470                           3,548
Funds from operations
     after preferred dividend                             1,762                           2,673
Funds from operations per share
     before preferred dividend                             $.07                            $.10
Funds from operations per share
     after preferred dividend                              $.06                            $.09

The Trust's net loss increased by $.9 million when comparing the first quarter of 1999 to 1998. The net loss increased primarily due to higher interest expense, severance expense, legal fees and amortization of financing costs related to the Trust's notes payable. However, the Trust's core property portfolio on a "same-store basis" produced an 8% increase in operating income when comparing the first quarter of 1999 to the first quarter of 1998. This increase was due primarily to the leasing of additional space at the North Valley Tech Center in Denver, CO, the opening of the first phase of a power strip center in Abilene, TX, and strong occupancy of the Trust's apartment portfolio. Additionally, Impark's results improved primarily due to the reduction of losses at its manufacturing subsidiary. The increase in the Trust's operating income was tempered by the adoption of Emerging Issues Task Force 98-9, "accounting for contingent rent in interim financial periods" which resulted in $.7 million less participation rent being recorded in 1999 as compared to 1998. As a result of the accounting change, the Trust will now record the majority of its participation rent in the fourth quarter.

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The positive increases in property operations were offset by $.5 million in severance expenses as the downsizing of the Trust's operations continued and $.3 million in legal fees incurred in renegotiating the senior credit facility and bridge loan. The Trust's interest expense increased over the same period in 1998 because the Trust repaid $87.5 million in senior notes bearing interest at 8.875% per annum in August 1998 with a $90 million bridge loan that currently bears interest at 12% per annum. The senior notes were repurchased to prevent the possibility that the Trust would be required to repurchase the senior notes at 101% as a result of a credit downgrade and to provide the Trust with financial and operating flexibility.

RIGHTS OFFERING

First Union successfully completed its rights offering yesterday, May 12th, raising $50 million in new equity from its existing holders of common shares. Based upon preliminary figures provided by the subscription agent, holders of
9.8 million rights exercised their basic subscription and then oversubscribed for 13.3 million additional common shares. The offering was limited to 12.5 million shares. Oversubscribed shares will be prorated among those holders who exercised their basic subscriptions.

APARTMENT PORTFOLIO SALE

The Trust has completed the sale of of its apartment portfolio to Apartment Investment and Management Company, a NYSE-listed company ("AIMCO"), for approximately $86 million. As previously announced, AIMCO assumed approximately $37.5 million of first mortgage debt (allowing the Trust to avoid more than $5 million in prepayment penalties), delivered 530,000 shares of common stock, and paid $24.9 million in cash after prorations and fees.

As anticipated, AIMCO has extended offers of employment to all First Union employees that are currently located at each of the properties.

SUPPLEMENTAL FINANCIAL INFORMATION

To receive the Trust's 14-page supplemental financial information for the First Quarter 1999, please call our toll-free NewsOnDemand Service. Simply dial #800-683-8431 and press #3 to place your order. The order number for this information is #5200. The information will be faxed to you within minutes of placing your order.

Certain statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, changes in local real estate conditions and markets, actions by competitors, interest rate movements and general economic conditions. Further information about these matters can be found in the information included in the Annual Report on Form 10-K and the registration statement for the proposed rights offering filed by the Company with the SEC.

First Union Real Estate Equity and Mortgage Investments is a NYSE-listed, stapled-stock real estate investment trust (REIT) headquartered in Cleveland, Ohio.